Exhibit 99.1
Lyft Reports Strong Q1 2025 Financial Results

Strongest start to the year ever with record Q1 Gross Bookings and Active Riders growth accelerating
Cash flow generation approaching $1 billion for the trailing twelve months
Increasing share repurchase program to $750 million

SAN FRANCISCO, CA, May 8, 2025 - Lyft, Inc. (Nasdaq:LYFT) today announced strong financial results for the first quarter ended March 31, 2025.
"Q1 marked Lyft's 16th consecutive quarter of double-digit year on year Gross Bookings growth demonstrating the resilience and momentum of our customer-obsessed strategy," said Lyft CEO David Risher. "In the last week of March, rides reached the highest weekly levels in our history and dual-app drivers reported a 23 percentage point preference for Lyft. With our expansion into new demographics via Lyft Silver and into Europe with our planned FREENOW acquisition, we're putting all the pieces in place for sustained, market-leading performance."
"Lyft’s exceptional Q1 performance – 16% Rides growth, strong profit expansion, and nearly $1 billion in cash from operations over the past 12 months – demonstrates our winning formula of growth with discipline,” said CFO Erin Brewer. “This financial strength enables us to increase the authorization of our share repurchase program to $750 million while maintaining the ability to invest in our most promising growth initiatives."
First Quarter 2025 Financial Highlights
•Gross Bookings of $4.2 billion, up 13% year over year.
•Revenue of $1.5 billion, up 14% year over year.
•Net income (loss) of $2.6 million compared to $(31.5) million in Q1'24.
◦Net income (loss) as a percentage of Gross Bookings was 0.1% compared to net income (loss) as a percentage of Gross Bookings of (0.9)% in Q1'24.
•Adjusted EBITDA of $106.5 million compared to $59.4 million in Q1'24.
◦Adjusted EBITDA margin as a percentage of Gross Bookings was 2.6% compared to 1.6% in Q1'24.
•Net cash provided by operating activities of $287.2 million compared to $156.2 million in Q1'24.
◦For the trailing twelve months, net cash provided by operating activities was $980.8 million.
•Free cash flow of $280.7 million compared to $127.1 million in Q1'24.
◦For the trailing twelve months, free cash flow was $919.9 million.
First Quarter 2025 Operational Highlights
•Rides grew 16% year over year to 218.4 million, a record Q1.
•Active Riders growth accelerated to 11% year over year to 24.2 million, a record Q1.
•Driver product innovation: Last week we began piloting Earnings Assistant, an industry-first tool powered by AI that helps drivers maximize their time on the road.
•Rider product innovation: This week we launched Lyft Silver, a new service thoughtfully designed for older adults to further serve and connect an important and growing demographic. By 2030, over 70 million Americans are expected to be 65 years old or older. Today, only approximately 5% of Lyft riders are 65 years old or older.

Share Repurchase Program
Our board of directors has authorized an increase to our share repurchase program to a new total of $750 million. We intend to utilize $500 million of this authorization within the next 12 months, $200 million of which will be used within the next 3 months. We intend to enter into one or more Rule 10b5-1 trading plans to facilitate the repurchase of shares under the authorization.

Second Quarter 2025 Outlook
•Rides growth in the mid-teens year over year driven by industry-leading service levels and strong rider and driver engagement.
•Gross Bookings of approximately $4.41 billion to $4.57 billion, up 10% to 14% year over year.
•Adjusted EBITDA of approximately $115 million to $130 million and an Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) of approximately 2.6% to 2.8%.
We have not provided the forward-looking GAAP equivalent to our non-GAAP outlook or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as stock-based compensation and income tax. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalent is not available without unreasonable effort. However, it is important to note that the reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP metrics in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this earnings release, please see "GAAP to non-GAAP Reconciliations" below.
Financial and Operational Results

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(in millions, except for percentages)
Active Riders	24.2	24.7	21.9
Rides	218.4	218.5	187.7
Gross Bookings	$4,162.4	$4,278.9	$3,693.2
Revenue	$1,450.2	$1,550.3	$1,277.2
Net income (loss)	$2.6	$61.7	$(31.5)
Net income (loss) as a percentage of Gross Bookings	0.1%	1.4%	(0.9)%
Net cash provided by operating activities	$287.2	$153.4	$156.2
Adjusted EBITDA	$106.5	$112.8	$59.4
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)	2.6%	2.6%	1.6%
Free cash flow	$280.7	$140.0	$127.1
Note: Information on our key metrics and non-GAAP financial measures is also available on our Investor Relations page.

Definitions of Key Metrics
Active Riders
The number of Active Riders is a key indicator of the scale of Lyft’s user community. Lyft defines Active Riders as all unique riders who have taken at least one ride during the quarter. If a ride is requested by another organization or person for the benefit of a rider, that rider is only included in the calculation of Active Riders if the ride is accessible in the rider’s Lyft app.
In the first quarter of 2025, Lyft updated the definition of Active Riders to simplify the definition and better align the metric with future scaling of the business. Additionally, unique riders were previously identified by phone number and are currently identified through a unique internal identifier. The change was adopted prospectively and periods prior to the first quarter of 2025 were not changed as the impact was not material.
Rides
Rides represent the level of usage of our multimodal platform. Lyft defines Rides as the total number of rides including rideshare and bike and scooter rides completed using our multimodal platform that contribute to our revenue. These include any Rides taken through our Lyft App. If multiple riders take a private rideshare ride, including situations where one party picks up another party on the way to a destination, or splits the bill, we count this as a single rideshare ride. Each unique segment of a Shared Ride is considered a single Ride. For example, if two riders successfully match in Shared Ride mode and both complete their Rides, we count this as two Rides. We have largely shifted away from Shared Rides, and now only offer Shared Rides in limited markets. Lyft includes all Rides taken by riders via our Concierge offering, even though such riders may be excluded from the definition of Active Riders unless the ride is accessible in that rider’s Lyft App.

Gross Bookings
Gross Bookings is a key indicator of the scale and impact of our overall platform. Lyft defines Gross Bookings as the total dollar value of transactions invoiced to rideshare riders including any applicable taxes, tolls and fees excluding tips to drivers. It also includes amounts invoiced for other offerings, including but not limited to: Express Drive vehicle rentals, bike and scooter rentals, and amounts recognized for subscriptions, bike and bike station hardware and software sales, media, sponsorships, partnerships, and licensing and data access agreements.
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) is calculated by dividing Adjusted EBITDA for a period by Gross Bookings for the same period. For the definition of Adjusted EBITDA, refer to “Non-GAAP Financial Measures”.
Webcast
Lyft will host a webcast today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss these financial results and business highlights. Supplemental materials, including management’s prepared remarks, will be available on the Company’s Investor Relations page in advance of the call. To listen to a live audio webcast, please visit our Investor Relations page at https://investor.lyft.com/. The archived webcast will be available on our Investor Relations page shortly after the call.
About Lyft
Whether it’s an everyday commute or a journey that changes everything, Lyft is driven by our purpose: to serve and connect. In 2012, Lyft was founded as one of the first ridesharing communities in the United States. Now, millions of drivers have chosen to earn on billions of rides. Lyft offers rideshare, bikes, and scooters all in one app — for a more connected world, with transportation for everyone.
Available Information
Lyft announces material information to the public about Lyft, its products and services and other matters through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, the investor relations section of its website (investor.lyft.com), its X accounts (@lyft and @davidrisher), its Chief Executive Officer’s LinkedIn account (linkedin.com/in/jdavidrisher) and its blogs (including: lyft.com/blog, lyft.com/hub, and eng.lyft.com) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Lyft's future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Lyft's expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, Lyft’s guidance and outlook, including expectations for the second quarter of 2025, and the trends and assumptions underlying such guidance and outlook, Lyft's expectations regarding its share repurchase program, including the timing of repurchases thereunder, and Lyft's expectations regarding its proposed acquisition of FREENOW and its anticipated impact on Lyft's total addressable market and international operations. Lyft’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks related to the macroeconomic environment and risks regarding our ability to forecast our performance due to our limited operating history and the macroeconomic environment and the risk that our partnerships may not materialize as expected. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Lyft's filings with the Securities and Exchange Commission (“SEC”), including in our Annual Report on Form 10-K for the full fiscal year 2024 that was filed with the SEC on February 14, 2025 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 that will be filed with the SEC by May 12, 2025. The forward-looking statements in this release are based on information available to Lyft as of the date hereof, and Lyft disclaims any obligation to update any forward-looking statements, except as required by law. This press release discusses "customers." For rideshare, there are two customers in every car - the driver is Lyft's customer, and the rider is the driver's customer. We care about both.

Non-GAAP Financial Measures
To supplement Lyft's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Lyft considers certain financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) and free cash flow. Lyft defines Adjusted EBITDA as net income (loss) adjusted for interest expense, other income (expense), net, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation expense, payroll tax expense related to stock-based compensation, sublease income and gain from lease termination, as well as, if applicable, restructuring charges and costs related to acquisitions, divestitures and other corporate matters. Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) is calculated by dividing Adjusted EBITDA for a period by Gross Bookings for the same period and is considered a key metric. Lyft defines free cash flow as GAAP net cash provided by (used in) operating activities less purchases of property and equipment and scooter fleet.
Lyft subleases certain office space and earns sublease income. Sublease income is included within other income, net on the condensed consolidated statement of operations, while the related lease expense is included within operating expenses and loss from operations. Lyft believes the adjustment to include sublease income in Adjusted EBITDA is useful to investors by enabling them to better assess Lyft’s operating performance, including the benefits of recent transactions, by presenting sublease income as a contra-expense to the related lease charges that are part of operating expenses.
In the fourth quarter of 2024, we terminated a portion of the lease for the Company’s San Francisco headquarters. The right-of-use asset associated with the portion of this lease was previously impaired as part of our restructuring plans in the fourth quarter of 2022 and second quarter of 2023, and the extinguishment of the remaining lease liability resulted in the recorded gain within operating lease costs. We believe this does not reflect the performance of our ongoing operations and that the adjustment to exclude this gain from lease termination from Adjusted EBITDA is useful to investors by enabling them to better assess Lyft’s ongoing operating performance and provide for better comparability with Lyft’s historically disclosed Adjusted EBITDA amounts.
In September 2024, Lyft committed to plans of termination as part of efforts to reduce operating expenses. Lyft believes the costs associated with these restructuring efforts do not reflect performance of Lyft’s ongoing operations. Lyft believes the adjustment to exclude the costs related to restructuring from Adjusted EBITDA is useful to investors by enabling them to better assess Lyft’s ongoing operating performance and provide for better comparability with Lyft’s historically disclosed Adjusted EBITDA amounts.
Lyft uses its non-GAAP financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. Free cash flow is a measure used by our management to understand and evaluate our operating performance and trends. We believe free cash flow is a useful indicator of liquidity that provides our management with information about our ability to generate or use cash to enhance the strength of our balance sheet, further invest in our business and pursue potential strategic initiatives. Free cash flow has certain limitations, including that it does not reflect our future contractual commitments and it does not represent the total increase or decrease in our cash balance for a given period. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.
Lyft’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Contacts
Aurélien Nolf, Investor Relations	Stephanie Rice, Media
investor@lyft.com	press@lyft.com

Lyft, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for per share data)
(unaudited)

	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$985,494	$759,319
Short-term investments	1,168,501	1,225,124
Prepaid expenses and other current assets	969,915	966,090
Total current assets	3,123,910	2,950,533
Restricted cash and cash equivalents	261,400	186,721
Restricted investments	1,374,522	1,355,451
Other investments	42,118	42,516
Property and equipment, net	415,099	444,864
Operating lease right of use assets	146,272	148,397
Intangible assets, net	39,342	42,776
Goodwill	251,476	251,376
Other assets	13,859	12,435
Total assets	$5,667,998	$5,435,069
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$98,633	$97,704
Insurance reserves	1,823,535	1,701,393
Accrued and other current liabilities	1,735,315	1,666,278
Operating lease liabilities, current	24,920	25,192
Convertible senior notes, current	390,537	390,175
Total current liabilities	4,072,940	3,880,742
Operating lease liabilities	147,972	152,074
Long-term debt, net of current portion	549,878	565,968
Other liabilities	59,093	69,269
Total liabilities	4,829,883	4,668,053
Stockholders’ equity
Preferred stock, $0.00001 par value; 1,000,000 shares authorized as of March 31, 2025 and December 31, 2024; no shares issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Common stock, $0.00001 par value; 18,000,000 Class A shares authorized as of March 31, 2025 and December 31, 2024; 411,817 and 409,474 Class A shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively; 100,000 Class B shares authorized as of March 31, 2025 and December 31, 2024; 8,531 and 8,531 Class B shares issued and outstanding as of March 31, 2025 and December 31, 2024.	4	4
Additional paid-in capital	11,104,110	11,035,246
Accumulated other comprehensive loss	(10,435)	(10,103)
Accumulated deficit	(10,255,564)	(10,258,131)
Total stockholders’ equity	838,115	767,016
Total liabilities and stockholders’ equity	$5,667,998	$5,435,069

Lyft, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for per share data)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue	$1,450,172	$1,277,201
Costs and expenses
Cost of revenue	862,874	755,362
Operations and support	106,335	103,042
Research and development	112,495	100,023
Sales and marketing	182,017	145,472
General and administrative	215,300	236,253
Total costs and expenses	1,479,021	1,340,152
Loss from operations	(28,849)	(62,951)
Interest expense	(6,150)	(7,048)
Other income (expense), net	40,917	41,057
Income (loss) before income taxes	5,918	(28,942)
Provision for (benefit from) income taxes	3,351	2,593
Net income (loss)	$2,567	$(31,535)
Net income (loss) per share attributable to common stockholders
Basic	$0.01	$(0.08)
Diluted	$0.01	$(0.08)
Weighted-average number of shares outstanding used to compute net income (loss) per share attributable to common stockholders
Basic	419,047	401,553
Diluted	424,024	401,553
Stock-based compensation included in costs and expenses:
Cost of revenue	$7,455	$6,016
Operations and support	2,652	2,094
Research and development	38,263	29,832
Sales and marketing	5,075	4,204
General and administrative	39,713	37,952

Lyft, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities
Net income (loss)	$2,567	$(31,535)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	33,572	32,408
Stock-based compensation	93,158	80,098
Amortization of premium on marketable securities	33	64
Accretion of discount on marketable securities	(21,482)	(20,872)
Amortization of debt discount and issuance costs	927	804
Gain on sale and disposal of assets, net	(371)	(4,336)
Other	(332)	2,114
Changes in operating assets and liabilities, net effects of acquisition
Prepaid expenses and other assets	(9,027)	9,760
Operating lease right-of-use assets	5,497	7,055
Accounts payable	800	31,819
Insurance reserves	122,142	53,084
Accrued and other liabilities	67,496	8,486
Lease liabilities	(7,746)	(12,772)
Net cash provided by operating activities	287,234	156,177
Cash flows from investing activities
Purchases of marketable securities	(1,028,810)	(1,124,149)
Purchases of term deposits	—	(2,194)
Proceeds from sales of marketable securities	71,204	43,973
Proceeds from maturities of marketable securities	1,014,047	841,665
Proceeds from maturities of term deposits	2,194	3,539
Purchases of property and equipment and scooter fleet	(6,500)	(29,106)
Sales of property and equipment	13,523	24,181
Net cash provided by (used in) investing activities	65,658	(242,091)
Cash flows from financing activities
Repayment of loans	(16,492)	(20,572)
Proceeds from issuance of convertible senior notes	—	460,000
Payment of debt issuance costs	—	(11,888)
Purchase of capped call	—	(47,886)
Repurchase of Class A common stock	—	(50,000)
Payment for settlement of convertible senior notes due 2025	—	(350,000)
Proceeds from exercise of stock options and other common stock issuances	—	1,924
Taxes paid related to net share settlement of equity awards	(24,294)	(1,462)
Principal payments on finance lease obligations	(10,903)	(11,479)
Net cash used in financing activities	(51,689)	(31,363)
Effect of foreign exchange on cash, cash equivalents and restricted cash and cash equivalents	(349)	(528)
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	300,854	(117,805)
Cash, cash equivalents and restricted cash and cash equivalents
Beginning of period	946,040	771,786
End of period	$1,246,894	$653,981

Lyft, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Reconciliation of cash, cash equivalents and restricted cash and cash equivalents to the consolidated balance sheets
Cash and cash equivalents	$985,494	$507,918
Restricted cash and cash equivalents	261,400	144,698
Restricted cash, included in prepaid expenses and other current assets	—	1,365
Total cash, cash equivalents and restricted cash and cash equivalents	$1,246,894	$653,981
Non-cash investing and financing activities
Financed vehicles acquired	$725	$88,350
Purchases of property and equipment and scooter fleet not yet settled	10,419	8,496
Right-of-use assets acquired under finance leases	1,336	11,956
Right-of-use assets acquired under operating leases	942	3,328
Remeasurement of finance and operating lease right of use assets	(509)	(3,659)

Lyft, Inc.
GAAP to Non-GAAP Reconciliations
(in millions)
(unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Adjusted EBITDA
Net income (loss)	$2.6	$61.7	$(31.5)
Adjusted to exclude the following:
Interest expense(1)	7.5	8.1	8.5
Other (income) expense, net	(40.9)	(39.2)	(41.1)
Provision for (benefit from) income taxes	3.4	(1.2)	2.6
Depreciation and amortization	33.6	33.7	32.4
Stock-based compensation	93.2	76.1	80.1
Payroll tax expense related to stock-based compensation	4.0	1.5	7.4
Sublease income	0.1	0.5	1.1
Costs related to acquisitions, divestitures and other corporate matters	3.2	—	—
Gain from lease termination(2)	—	(29.6)	—
Restructuring charges(3)	—	1.2	—
Adjusted EBITDA	$106.5	$112.8	$59.4
Gross Bookings	$4,162.4	$4,278.9	$3,693.2
Net income (loss) as a percentage of Gross Bookings	0.1%	1.4%	(0.9)%
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)	2.6%	2.6%	1.6%
_______________
(1) Includes $1.3 million, $1.4 million and $1.4 million related to the interest component of vehicle related finance leases in the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively.
(2) In the fourth quarter of 2024, we recorded a $29.6 million gain as a result of a lease termination.
(3) In the fourth quarter of 2024, we incurred restructuring charges of $0.7 million of fixed asset disposals, $0.2 million of other current assets disposals and other costs and $0.3 million of severance and other employee costs. These charges were related to the restructuring plan announced in September 2024.
Note: Due to rounding, numbers presented may not add up precisely to the totals provided.

	Trailing Twelve Months Ended	Three Months Ended
	March 31, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Free cash flow

Net cash provided by (used in) operating activities	$980.8	$287.2	$153.4	$264.0	$276.2	$156.2
Less: purchases of property and equipment and scooter fleet	(60.9)	(6.5)	(13.4)	(21.2)	(19.8)	(29.1)
Free cash flow	$919.9	$280.7	$140.0	$242.8	$256.4	$127.1
_______________
Note: Due to rounding, numbers presented may not add up precisely to the totals provided.